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                                                                    Exhibit 99.1

                             [HEALTH CARE REIT LOGO]


FOR IMMEDIATE RELEASE

                                                   August 11, 2003
                                                   For more information contact:
                                                   Ray Braun (419) 247-2800
                                                   Mike Crabtree (419) 247-2800
                                                   Scott Estes (419) 247-2800

              HEALTH CARE REIT, INC. CHANGES NET INCOME GUIDANCE TO
           REFLECT EITF TOPIC D-42 CLARIFICATION; FFO IMPACT SUBJECT
                                TO NAREIT REVIEW

                    NON-CASH, NON-RECURRING CHARGE RESULTS IN
              NET INCOME GUIDANCE RANGE OF $1.63 TO $1.68 PER SHARE

Toledo, Ohio, August 11, 2003...HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it is reducing its 2003 net income guidance as a result of the recent Securities and Exchange Commission (SEC) clarification of Emerging Issues Task Force (EITF) Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock". The company also announced that it will follow the National Association of Real Estate Investment Trusts' (NAREIT) recommendation in determining the impact of the change on FFO.

EITF Topic D-42 provides, among other things, that any excess of (1) the fair value of the consideration transferred to the holders of preferred stock redeemed over (2) the carrying amount of the preferred stock should be subtracted from net earnings to determine net income available to common stockholders in the calculation of earnings per share. At the July 31, 2003 meeting of the EITF, the SEC Observer clarified that for purposes of applying EITF Topic D-42, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders' equity section those costs were initially classified upon issuance.

On July 15, 2003, the company redeemed all 3 million shares of its 8.875% Series B Cumulative Redeemable Preferred Stock. The costs to issue these securities were recorded as a reduction to paid-in capital and, as was the standard treatment prior to this clarification, were not anticipated to be considered as a reduction to the carrying value of the preferred stock at redemption. However, to implement the clarified accounting pronouncement, the company expects to reduce net income available to common stockholders through a non-cash, non-recurring charge of $2.79 million, or $0.06 per share in the third quarter of 2003. Reflecting this charge, the company is reducing its 2003 net income guidance from a current range of $1.69 to $1.74 per share to a range of $1.63 to $1.68 per share. Whether a commensurate reduction in FFO will be required depends upon a determination by NAREIT, which is expected to be made in early October 2003. If the NAREIT definition of FFO does not change to include an add-back to net income for this non-recurring charge, then the company's 2003 FFO guidance would be reduced from a current range of $2.78 to $2.83 per share to a range of $2.72 to $2.77 per share.

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The company issued 3 million shares of Series C Cumulative Convertible Preferred
Stock in 1999. Through June 30, 2003, approximately 1.75 million of these shares had been converted to common stock. EITF Topic D-42 will not affect the method by which the company has accounted for these conversions, or any subsequent conversions.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At June 30, 2003, we had investments in 270 health care facilities in 33 states with 47 operators and had total assets of approximately $1.7 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believe," "expect," "anticipate," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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